UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 0-6234

                                ACMAT Corporation
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             (Exact name of registrant as specified in its charter)

                                 233 Main Street
                              New Britain, CT 06050

                                 (860) 229-9000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, without par value
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            (Title of each class of securities covered by this Form)

                                      None
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     (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [x]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)      [x]

Approximate number of holders of record as of the certification or notice date:
161

Pursuant to the requirements of the Securities Exchange Act of 1934, ACMAT Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 3, 2004                   By:    /s/ Henry W. Nozko, Jr.
                                                 -----------------------
                                          Name:  Henry W. Nozko, Jr.
                                          Title: Chairman, President and Chief
                                                 Executive Officer